Exhibit 99.1

February 13, 2020

Fellow Shareholders,

In Q4 2019, we exceeded our outlook for revenue, gross profit and adjusted EBITDA.  For the full year, we achieved strong growth, exceeded $1.1 billion in revenue, and reinforced our position as America’s No. 1 TV streaming platform by hours streamed.  We connect consumers, content publishers, advertisers and TV brands and are rapidly increasing our scale.

2019 was a tremendous year for TV streaming as the massive shift of the TV ecosystem gained momentum. These developments were a clear indication that traditional media, as well as new entrants, plan to compete aggressively in OTT and we believe Roku is the best platform for them to engage streamers.

In the midst of this ongoing shift in the industry, we continue to execute well against our strategic plans by launching innovative products, being a neutral partner at the center of the streaming ecosystem, building capabilities to aggregate content and engage viewers, and further strengthening our unique advertising platform which offers superior capabilities for brands. Given the size of the opportunity, we believe that investing incremental gross profit in 2020 to extend our strategic advantages best positions us for the decade ahead.

2019 Highlights

•	Total net revenue grew 52% YoY to $1,128.9 million;
•	Platform revenue increased 78% YoY to $740.8 million;
•	Gross profit was up 49% YoY to $495.2 million;
•	Roku added 9.8 million incremental active accounts in 2019 to reach 36.9 million at year end;
•	Streaming hours increased by 16.3 billion hours YoY to a record 40.3 billion;
•	Average Revenue Per User (ARPU) increased $5.19 YoY to $23.14 (trailing 12-month basis);
•	Roku monetized video ad impressions more than doubled again in 2019;
•	For the full year, nearly one in three smart TVs sold in the U.S. were Roku TVs.

Roku Q4 and Full Year 2019 Shareholder Letter	1

Key Operating Metrics	Q4 18	Q1 19	Q2 19	Q3 19	Q4 19	YoY %
Active Accounts (millions)	27.1	29.1	30.5	32.3	36.9	36%
Streaming Hours (billions)	7.3	8.9	9.4	10.3	11.7	60%
ARPU ($)	$17.95	$19.06	$21.06	$22.58	$23.14	29%

Summary Financials ($ in millions)	Q4 18	Q1 19	Q2 19	Q3 19	Q4 19	YoY %
Platform revenue	$151.4	$134.2	$167.7	$179.3	$259.6	71%
Player revenue	124.3	72.5	82.4	81.6	151.6	22%
Total net revenue	275.7	206.7	250.1	260.9	411.2	49%
Platform gross profit	109.4	93.8	109.7	112.2	162.4	48%
Player gross profit	2.9	7.1	4.5	6.2	(0.7)	-125%
Total gross profit	112.3	100.9	114.2	118.5	161.6	44%
Platform gross margin %	72.2%	69.9%	65.4%	62.6%	62.5%	-970	bps
Player gross margin %	2.4%	9.8%	5.5%	7.6%	-0.5%	-290	bps
Total gross margin %	40.7%	48.8%	45.7%	45.4%	39.3%	-140	bps
Research and development	51.0	55.7	62.0	68.5	78.8	54%
Sales and marketing	34.6	33.8	36.6	46.7	61.8	79%
General and administrative	21.2	22.1	26.0	29.9	38.4	81%
Total operating expenses	106.8	111.6	124.6	145.0	179.0	68%
Income (loss) from operations	5.5	(10.7)	(10.4)	(26.5)	(17.4)	nm
Adjusted EBITDA [1]	24.5	10.0	11.1	(0.4)	15.1	-38%
Adjusted EBITDA margin %	8.9%	4.8%	4.4%	-0.2%	3.7%	-520	bps

Outlook ($ in millions)	Q1 2020E			Full Year 2020E
Total net revenue	$300 - $310			$1,580 - $1,620
Total gross profit	$143 - $148			$720 - $740
Net income (loss)	($60) - ($55)			($180) - ($160)
Adjusted EBITDA [2,3]	($23) - ($18)			($10) - $10
[1] Refer to the reconciliation of net loss to adjusted EBITDA in the non-GAAP information in an appendix to this letter.

[2] Full Year 2020E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $135 million, depreciation and amortization and other net adjustments of approximately $35 million.

[3] Q1 2020E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $30 million, depreciation and amortization and other net adjustments of approximately $7 million.

Q4 highlights

We added a record 4.6 million incremental active accounts in Q4 and ended 2019 with 36.9 million active accounts. Thanks in part to great retail execution and strong holiday sales, player units were up 33% year-over-year. We aim to increase active accounts and make Roku easily available to consumers.  Effective promotions led to a 10% decrease in average sales price (ASP).

Engagement with our platform continued to grow as Roku users streamed 11.7 billion hours in the quarter, an increase of 60% year-over-year.  This contributed to a record 40.3 billion streaming hours during 2019, a 68% year-over-year increase.  The year-over-year growth rate in streaming hours moderated somewhat in Q4 2019 versus Q4 2018 due in part to the timing of Black Friday falling a week later in 2019 and the partial rollout of the “Are you still watching” feature, which prompts users to confirm they are watching after a period of inactivity.

Finally, platform monetization continued to increase with ARPU up to $23.14 (on a trailing twelve months basis), up 29% year-over-year, as we continued to grow video advertising impressions across the platform, including on The Roku Channel. For Q4 and full year 2019, Roku monetized video advertising impressions more than doubled year-over-year.

Roku Q4 and Full Year 2019 Shareholder Letter	2

The ‘Streaming Decade’ Ahead

Millions of consumers, the biggest names in media, leading advertisers and global TV brands are embracing streaming. Moreover, new services and the growing investment in original programming that is exclusive to streaming are enriching the OTT experience. This is driving more viewers to spend more time streaming and less time in traditional pay TV, and many consumers are leaving the legacy pay TV ecosystem entirely. We predict that by 2024 roughly half of all U.S. TV households will have cut the cord or never had traditional pay TV.

While streaming became mainstream in the last decade, it is still a minority of TV viewing. We have now entered the streaming decade when we believe consumers around the world will choose streaming as their primary way of viewing TV. We believe that we are well positioned to thrive in this new decade based on our increasing brand strength, the scale of our growing active account base, our purpose-built TV streaming operating system (OS) and first party customer relationships with growing engagement. We set the pace for innovation and Roku is a key partner for content publishers, advertisers and TV brands.

Key Investments in 2020

In our Q4 2018 shareholder letter, we shared our primary strategic investment areas for 2019. These remain our focus areas for investment in 2020. Given the size of the opportunity and our leading position, in 2020 we plan to invest incremental gross profit back into fortifying the following strategic areas:

•	Advertising – TV advertising is in the early stages of moving to streaming, creating tremendous opportunity for Roku as a leading OTT advertising platform.
•

The Roku Channel – The Roku Channel is a key driver of engagement and monetization for ourselves and our content partners. It includes a personalized experience with free, ad-supported, live and premium subscription content.

•

Roku TV – Similar to the evolution of smart phones, smart TV software is in the process of evolving from proprietary software stacks to licensed operating systems. We have developed the world’s only purpose-built licensed TV OS that when combined with our rich TV hardware reference designs, can make TV brands more successful.

•

International – We believe that around the globe, TV viewing will continue to transition to streaming TV. We have already launched Roku TV models in the U.S., Canada, Mexico, the U.K. and Brazil. We believe we are at the early stages of a global opportunity for Roku.

We made great strides on these strategic areas in 2019. Here is a brief review of some of our accomplishments and key opportunities ahead:

Advertising

Innovating OTT Advertising

2019 was a year of fundamental progress for Roku’s advertising business. We continue to shape the future of OTT advertising, both in terms of growth and innovation. Throughout 2019, our growth in monetizable video ad impressions significantly outpaced streaming hour growth. In addition, 175 or 88% of Ad Age’s top 200 spent with Roku. In 2019, all top 10 technology and telecom advertisers, as well as all top 10 consumer packaged goods companies, spent with Roku.

Acquiring dataxu was a big milestone for Roku’s ad business. Our core value proposition in OTT advertising has always been our scale, direct consumer relationships, data, and control of the TV OS and home screen. Now, with dataxu technology in our repertoire, advertisers are not only able to use these capabilities when buying ads from Roku, but also when buying directly from publishers. Moreover, by using our demand-side platform (DSP), advertisers can transact in a scalable, automated fashion. The dataxu integration is off to a good start, with former dataxu teams already added to their respective organizations at Roku.

Roku Q4 and Full Year 2019 Shareholder Letter	3

While video ads remain the backbone of our ad sale, we continue to innovate new ad capabilities and formats.  Our sponsorship offering is designed to create high impact for brands and a rewarding experience for consumers. For example, a brand can "unlock” premium programming, present a “limited commercial interruption” movie, or sponsor a curated collection of content. Roku also gave the 30-second spot an overdue upgrade by enabling consumers to take a variety of interactive actions from both linear and OTT video ad spots, such as subscribing to a premium channel in The Roku Channel, setting tune-in reminders for upcoming live programming, and requesting SMS offers related to product ads.

Disney+ sponsored the Roku home screen and ran banners to promote the launch

Energizer gifted streamers with discount movie codes through the holiday season

Roku Q4 and Full Year 2019 Shareholder Letter	4

Altogether, 2019 was a year of strong progress for our ad business and product suite and set the stage for an exciting 2020, and the decade ahead.

The Roku Channel

Building a Compelling Experience through Expanding Services, Content and Capabilities

In 2019, The Roku Channel reached active accounts with an estimated 56 million viewers.  Parks Associates reports that The Roku Channel is one of the top three ad-based OTT services among U.S. broadband households (Q3 2019). We drove growth in streaming hours of The Roku Channel at an even faster rate than our overall streaming hours growth rate in 2019 by continually expanding the quality and scope of the ad-supported offering, launching new subscription channels and investing in our product and capabilities. We have added more than 40 Premium Subscription channels, launched the Kids & Family experience, and now offer more than 55 live linear channels. We also continued to expand access to studio and network movie and TV content.

In addition to providing an engaging mix of free and subscription content, The Roku Channel has developed powerful marketing tools to recruit and retain a growing audience of viewers.  We launched personalized content selections for users built on machine learning in 2019, which resulted in a significant increase in engagement.  Last year we also integrated The Roku Channel with our billing platform enabling both simplified “one-click” subscriptions, as well as the flexibility to create compelling service bundles.

In 2020, we plan to continue to add more content to The Roku Channel. At the same time, we will continue to invest in providing partners with sophisticated promotional tools and rapidly evolving product features to drive incremental viewing hours and effectively acquire new subscribers. Additionally, programming partners will continue to benefit from our first-party relationship with our viewers that enables easy subscription sign-ups and more effective advertising-based monetization. The ongoing investments we are making in The Roku Channel are intended to accelerate our flywheel of growing content, evolving core capabilities and increasing monetization.

Roku TV

Fueling Account Acquisition and Expanding the Roku TV Ecosystem

Roku brings outstanding value to TV brands, offering lower hardware cost, more content, low return rates, automatic software updates, wide retail distribution and the strength of the Roku brand. The range of sizes and features at affordable price points is appealing to a broad range of consumers.

In 2019, we added more TV brands, countries, and retailers to our Roku TV ecosystem. For example, we added Walmart's house brand, onn., and we launched TVs in new countries with our TV partners.  We also engineered improvements in our internal infrastructure giving us more scalability.

The first onn.™ • Roku TV, announced in the fall, was sold exclusively in Walmart U.S. stores over the Black Friday weekend. With even more models in stores and online now, this is an exciting addition to Walmart’s exclusive brand offerings in the U.S., demonstrating the value Roku brings to retail partners and consumers.

The TCL 8-Series Roku TV recently won several Editor’s Choice Awards. Heralded as the ‘best TV TCL has ever made,’ reviewers called it a ‘top-tier TV with an easy-to-use, flexible smart platform,’ and ‘one of the best TVs money can buy,’ showcasing the innovative features of our high-end Roku TV reference design and leveraging the cost advantage of the Roku OS.

In addition to bringing more Roku TV models to market, we are focused on making the Roku OS central to a consumer’s home entertainment experience. In the last year, we launched retail products and licensable technologies that make it easier for consumers to add better audio to their Roku TV.  These include soundbars, multichannel audio wireless speakers, and the Roku TV Ready program for soundbar and speaker OEMs.

Roku Q4 and Full Year 2019 Shareholder Letter	5

In 2019, we rolled out Roku OS 9.2 that focused on getting consumers to content quickly via new search and discovery features and voice enhancements. Our strategy is to continue to improve the consumer experience with new Roku OS features and innovations that over time continue to build platform-wide advantages for our products and services.

International

Driving scale, building engagement and beginning to monetize

Streaming is a global opportunity and we continue to see great promise for Roku as we expand our reach in international markets. While we are still in early days, we believe the strengths that have made Roku the No. 1 streaming platform in the U.S. by hours streamed will enable Roku to be successful internationally as we drive scale, build engagement and begin to monetize in international markets.

We continue to bring Roku devices to new markets. In September at IFA in Germany, we announced the launch of Roku TV into the UK with Hisense. These Roku TVs are now shipping and winning rave reviews. And just last month we announced our entry into Brazil, a major market with great potential and excitement for streaming. In Brazil, we deepened our relationship with TPV by bringing locally built AOC • Roku TV models to market. We also launched in partnership with Brazil-based media powerhouse Globo which brings their streaming service Globoplay to Roku customers and gives them a large selection of top local content. We are very pleased with the positive reception we have received from consumers, content providers, TV brands and retailers in Brazil.

Streaming para todos

In 2019, we also saw strong demand for Roku devices in Mexico, and achieved the strongest sales in our history in that market. We recently announced seven new Roku TV brands bringing the total to nine in Mexico. This will provide consumers with a wide selection of affordable smart TVs at top retailers in addition to our popular streaming players.

Roku Q4 and Full Year 2019 Shareholder Letter	6

In Canada, where we have had a longer presence, we are not only driving scale, but also building engagement and are already on the path to monetization. Our TV market share and number of Roku TV brands continues to expand. For example, more than one in four smart TVs sold in Canada were Roku TVs in 2019. Just like in the U.S., we have seen strong demand for free content which has made The Roku Channel popular with consumers and a top five streaming channel by reach in Canada.

OUTLOOK

In 2020, we expect to reach $1.6 billion in revenues, or roughly 42% year-over-year growth, with Platform segment revenue representing roughly three-quarters of total revenue. We anticipate overall revenue seasonality to be similar to 2019 with our seasonally strong Q4 accounting for approximately 35% of annual revenue. We estimate total gross profit will grow slightly faster than revenues to approximately $730 million, 47% year-over-year growth at the midpoint. The Platform segment is anticipated to contribute a greater mix of overall revenue and gross profit than prior years primarily driven by Roku monetized video ad impressions doubling again on a year-over-year basis. We plan to operate the Player segment at a gross margin close to zero to continue driving device sales and growing active accounts.

Given our strong position within the shift toward streaming, our goal for 2020 is to continue to invest in strategic opportunities to drive growth, industry leadership and competitive differentiation, while managing the business to roughly break-even on a full year adjusted EBITDA basis. Implied in our 2020 outlook is roughly $905 million of GAAP operating expenses. Adjusted EBITDA excludes stock-based compensation of roughly $135 million and an estimated $35 million of depreciation and amortization and net other income.

Approximately 60% of our anticipated increase in operating expenses is related to the full year impact of headcount we hired in 2019, increased facility costs primarily related to our new headquarters and the inclusion of dataxu operating expenses. In addition, we also plan to hire new employees at a rate similar to the organic headcount growth rate 2019 (excluding roughly 200 dataxu employees who joined Roku in 2019).

Turning to our first quarter outlook, we remind you that Q1 is our seasonally softest quarter from a revenue perspective, with revenue that has historically been roughly 25% lower sequentially than our seasonally strong fourth quarter. Our Q1 outlook calls for similar seasonality with the midpoint of total revenues $305 million, up 48% year-over-year. Gross profit of roughly $145 million at the midpoint is expected to be more than offset by higher operating expenses in part due to the integration of dataxu in Q4 2019, resulting in an adjusted EBITDA loss of roughly $20 million.

CONCLUSION

While 2019 was a tipping point in commitments to streaming, the full force of change is still to come. Roku is well positioned for the new streaming decade as we continue to differentiate our platform, deliver strong growth, execute our strategic plans and bring together even more consumers, TV brands, content providers and advertisers. We are more excited than ever about providing streaming solutions to consumers and the TV ecosystem around the world.

Thank you for your support and Happy Streaming!

Sincerely,

Anthony Wood, Founder and CEO; and Steve Louden, CFO

Roku Q4 and Full Year 2019 Shareholder Letter	7

Conference Call Webcast – 2 p.m. PST February 13, 2020

The Company will host a webcast of its conference call to discuss the Q4 and fiscal year 2019 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on February 13, 2020. Participants may access the live webcast in listen-only mode on the Roku investor relations website at ir.roku.com. An archived webcast of the conference call will also be available at ir.roku.com following the call.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and Roku TVTM models are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku audio products are available through direct retails sales in the U.S.A. Roku is headquartered in Los Gatos, Calif. U.S.A.

Roku, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations ir@roku.com	Diane Carlini dcarlini@roku.com

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA. In order for our investors to be better able to compare its current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax (benefit)/expense where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,”  “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include the growth and adoption of TV streaming and increased competition in the OTT space, the benefits, impact, features and availability of our streaming players, our streaming platform, our audio devices and Roku TV models, the addition of content to our platform; the strength of the Roku brand, OS and platform, the growth and monetization of The Roku Channel, the importance of our direct customer relationships and data, the benefits, impact and importance of our partners and sponsorships, our international expansion, our plans to hire additional employees, our strategic plan, our financial outlook for the first quarter and full fiscal year 2020, our focus areas for investment and our investments, and our overall business trajectory.  Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.  Additional information also will be available in our Annual Report on Form 10-K for the year ended December 31, 2019.  All information provided in this shareholder letter and in the tables attached hereto is as of February 13, 2020, and we undertake no duty to update this information unless required by law.

Roku Q4 and Full Year 2019 Shareholder Letter	8

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net Revenue:
Platform	$259,619	$151,395	$740,776	$416,863
Player	151,611	124,344	388,145	325,643
Total net revenue	411,230	275,739	1,128,921	742,506
Cost of Revenue:
Platform (1)	97,236	42,045	262,655	120,543
Player (1)	152,347	121,403	371,042	289,815
Total cost of revenue	249,583	163,448	633,697	410,358
Gross Profit:
Platform	162,383	109,350	478,121	296,320
Player	(736)	2,941	17,103	35,828
Total gross profit	161,647	112,291	495,224	332,148
Operating Expenses:
Research and development (1)	78,792	51,000	265,011	170,692
Sales and marketing (1)	61,814	34,600	178,855	102,780
General and administrative (1)	38,425	21,204	116,417	71,972
Total operating expenses	179,031	106,804	560,283	345,444
Income (Loss) from Operations	(17,384)	5,487	(65,059)	(13,296)
Other Income (Expense), Net:
Interest expense	(930)	(126)	(2,366)	(346)
Other income (expense), net	2,234	1,338	6,506	4,309
Total other income, net	1,304	1,212	4,140	3,963
Income (Loss) Before Income Taxes	(16,080)	6,699	(60,919)	(9,333)
Income tax benefit	(363)	(79)	(982)	(476)
Net Income (Loss) Attributable to Common Stockholders	$(15,717)	$6,778	$(59,937)	$(8,857)
Net Income (Loss) per share attributable to common stockholders—basic	$(0.13)	$0.06	$(0.52)	$(0.08)
Net Income (Loss) per share attributable to common stockholders—diluted	$(0.13)	$0.05	$(0.52)	$(0.08)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—basic	118,644	109,322	115,218	104,618
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—diluted	118,644	123,237	115,218	104,618

(1) Stock-based compensation was allocated as follows:
Cost of platform revenue	$104	$30	$342	$97
Cost of player revenue	296	222	1,072	469
Research and development	12,016	7,880	40,036	18,538
Sales and marketing	7,624	4,786	24,179	10,459
General and administrative	5,982	3,519	19,546	8,111
Total stock-based compensation	$26,022	$16,437	$85,175	$37,674

Roku Q4 and Full Year 2019 Shareholder Letter	9

ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

(unaudited)

	As of
	December 31, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$515,479	$155,564
Short-term investments	—	42,146
Restricted cash	1,854	—
Accounts receivable, net of allowances of $27,521 and $21,897 as of	332,673	183,078
December 31, 2019 and 2018, respectively
Inventories	49,714	35,585
Prepaid expenses and other current assets	25,943	16,562
Total current assets	925,663	432,935
Property and equipment, net	103,262	25,264
Operating lease right-of-use assets	283,291	—
Intangible assets, net	76,668	1,477
Goodwill	74,116	1,382
Other non-current assets	7,234	3,939
Total Assets	$1,470,234	$464,997
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$115,227	$56,576
Accrued liabilities	198,347	91,986
Current portion of long-term debt	4,866	—
Deferred revenue, current portion	39,861	45,442
Total current liabilities	358,301	194,004
Long-term debt, non-current portion	94,742	—
Deferred revenue, non-current portion	15,370	19,594
Operating lease liability, non-current	301,694	—
Other long-term liabilities	1,701	6,748
Total Liabilities	771,808	220,346
Stockholders’ Equity:
Preferred stock, $0.0001 par value;	—	—
Common stock, $0.0001 par value;	12	11
Additional paid-in capital	1,012,218	498,553
Accumulated other comprehensive loss	29	(17)
Accumulated deficit	(313,833)	(253,896)
Total stockholders’ equity	698,426	244,651
Total Liabilities and Stockholders’ Equity	$1,470,234	$464,997

Roku Q4 and Full Year 2019 Shareholder Letter	10

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(59,937)	$(8,857)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,669	8,389
Stock-based compensation expense	85,175	37,674
Provision for doubtful accounts	704	876
Noncash interest expense	531	342
Loss from exit of facilities and disposal of property and equipment	(2)	1,128
Impairment of long-lived assets	854	352
Amortization of premiums on short-term investments	(282)	(357)
Changes in operating assets and liabilities:
Accounts receivable	(110,225)	(50,673)
Inventories	(14,129)	(2,953)
Prepaid expenses and other current assets	(11,566)	(306)
Operating lease right-of-use assets	22,328	—
Deferred cost of revenue	1,143	2,261
Other noncurrent assets	(3,060)	(732)
Accounts payable	9,409	(98)
Accrued liabilities	79,058	17,914
Operating lease liabilities	11,658	—
Other long-term liabilities	(3,024)	(1,101)
Deferred revenue	(10,597)	10,063
Net cash provided by operating activities	13,707	13,922
Cash flows from investing activities:
Purchase of property and equipment	(77,180)	(18,327)
Purchase of business, net of cash acquired	(68,132)	—
Purchase of intangible assets	(7,428)	—
Purchases of short-term investments	(12,365)	(53,806)
Sales/maturities of short-term investments	54,810	12,000
Net cash used in investing activities	(110,295)	(60,133)
Cash flows from financing activities:
Proceeds from borrowings, net	99,608	—
Holdback payment for a prior business acquisition	—	(500)
Proceeds from equity issued under incentive plans, net of repurchases	28,181	25,025
Proceeds from equity issued under at-the-market program, net of offering costs	330,539	—
Net cash provided by financing activities	458,328	24,525
Net Increase (Decrease) in cash, cash equivalents and restricted cash	361,740	(21,686)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	29	—
Cash, cash equivalents and restricted cash —Beginning of period	155,564	177,250
Cash, cash equivalents and restricted cash —End of period	$517,333	$155,564
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	515,479	155,564
Restricted cash	1,854	—
Cash, cash equivalents and restricted cash —End of period	$517,333	$155,564

Roku Q4 and Full Year 2019 Shareholder Letter	11

ROKU, INC.

	Years Ended December 31,
	2019	2018
Supplemental disclosures of cash flow information:
Cash paid for interest	$3,095	$493
Cash paid for income taxes	$759	$564
Supplemental disclosures of noncash investing and financing activities:
Issuance of common stock for business combinations	$69,684	$—
Unpaid portion of property and equipment purchases	$10,762	$1,617
Unpaid portion of acquisition related expenses	$2,190	$—
Unpaid portion of purchased intangibles	$400	$—
Unpaid portion of at-the-market offering costs	$144	$—

NON-GAAP INFORMATION (in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Reconciliation of Net Loss to Adjusted EBITDA:
Net income (loss)	$(15,717)	$6,778	$(59,937)	$(8,857)
Other income (expense), net	(1,304)	(1,212)	(4,140)	(3,963)
Stock-based compensation	26,022	16,437	85,175	37,674
Depreciation and amortization	6,499	2,565	15,669	8,389
Income tax benefit	(363)	(79)	(982)	(476)
Adjusted EBITDA	$15,137	$24,489	$35,785	$32,767

Roku Q4 and Full Year 2019 Shareholder Letter	12